Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-151292) of CONSOL Energy Inc. and Subsidiaries and in the related Prospectus and the Registration Statement on Form S-4 (File No. 333-169502 of CONSOL Energy Inc. and Subsidiaries and in the related Prospectus, and Registration Statements on Form S-8 (File No. 333-167892, File No. 333-126057, File No. 333-126056, File No. 333-113973, File No. 333-87545 and File No. 333-160273) of CONSOL Energy Inc. and Subsidiaries of our reports dated February 10, 2011, with respect to the consolidated financial statements and schedule of CONSOL Energy Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

Pittsburgh, Pennsylvania

February 10, 2011